SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 19, 2018

PRIME MERIDIAN HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Florida	333-191801	27-2980805
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1897 Capital Circle NE, Second Floor, Tallahassee, FL	32308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 907-2301

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1933 (§240.12b-2 of this chapter)

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2018, Prime Meridian Holding Company (“PMHG”) and Prime Meridian Bank (the “Bank”) (collectively, the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with PMHG and Bank Vice Chairman, Chief Executive Officer and President Sammie D. Dixon, Jr. The Agreement amends and restates in its entirety the Employment Agreement by and between Mr. Dixon and the Company, dated July 25, 2016.

Pursuant to the terms and conditions of the Agreement included in this Form 8-K as Exhibit 10.1, Mr. Dixon is retained as Chief Executive Officer and President of PMHG and the Bank for a period of three years, subject to an automatic extension for an additional year on each anniversary of the original expiration date of the Agreement. In addition, the term of the Agreement will be extended for an additional three years upon a Change in Control of the Company (as defined in the Agreement). Following an extension of the term of the Agreement incident to a Change in Control of the Company, the term of the Agreement will be automatically extended for an additional year on each anniversary of the date of the Change in Control. Notwithstanding the foregoing, either the Company or Mr. Dixon may cause the term of the Agreement to cease at the end of the then current term by giving the other written notice of not less than 60 days prior to the expiration of the then current term of the Agreement. Termination of Mr. Dixon’s employment for any reason shall constitute his resignation of his positions on the Boards of Directors of PMHG, the Bank, and either of their subsidiaries.

The Agreement provides for Mr. Dixon to receive a base salary and automobile allowance, to be eligible to receive an annual bonus of not less than 25% of his base salary, and to participate in the Company’s benefit plans. Mr. Dixon is also eligible to receive an annual equity incentive award of at least 25% of his base salary. The form of the equity award will be at the discretion of PMHG. The Bank will also establish a nonqualified account balance deferred compensation plan for the benefit of Mr. Dixon and purchase bank owned life insurance for the benefit of Mr. Dixon’s designated beneficiaries.

If his employment is terminated because of death, Mr. Dixon’s estate is entitled to receive accrued and earned payments or benefits due and a prorated portion of the bonus he received in his final year of employment. If Mr. Dixon’s employment is terminated as a result of disability, then he is entitled to receive accrued and earned payments or benefits due and health and other insurance benefits for a period of six months following the date of termination.

If employment is terminated by the Company for reasons other than Cause (as defined in the Agreement) or disability, or if Mr. Dixon terminates the Agreement for Good Reason (as defined in the Agreement), Mr. Dixon is entitled to receive his base salary through the date of termination, a prorated portion of the bonus he received in his final year of employment, 18 months of health and other insurance coverage, all other accrued and earned payments or benefits due, and a cash payment equal to two times the average of his base salary over the previous three years. However, if such a termination occurs during the period beginning three months prior to and ending 18 months after a Change in Control, such payment shall equal 2.99 times the sum of Mr. Dixon’s then current base salary and the average bonus earned by Mr. Dixon during each of the three calendar years preceding the date of termination.

The Agreement includes confidentiality provisions to protect the Company’s proprietary and confidential information. The Agreement also prohibits Mr. Dixon from competing with the Company during the term of the Agreement and during the two year period following termination by the Company for reasons other than Cause or disability, or termination by Mr. Dixon for Good Reason. During such period, Mr. Dixon will be prohibited from engaging in the business of banking in Gadsden, Jefferson, Leon, and Wakulla Counties, Florida and anywhere within 20 miles of a Bank branch office that is operational on the date of termination of the Agreement. The Agreement also restricts Mr. Dixon from soliciting certain existing and prospective customers of the Bank for a period of two years following termination of employment. In addition, during the two year period following termination of employment, the Agreement restricts Mr. Dixon from inducing any Bank employee to terminate his or her employment with the Bank or to accept employment with any other employer. The foregoing non-competition, non-solicitation, and non-recruitment provisions do not apply if Mr. Dixon’s employment is terminated as a result of the expiration of the Agreement or the nonrenewal of the term of the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement by and between Prime Meridian Holding Company, Inc., Prime Meridian Bank, and Sammie D. Dixon, Jr., dated as of July 19, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME MERIDIAN HOLDING COMPANY

By:	/s/ R. Randy Guemple
R. Randy Guemple
Chief Financial Officer and Executive Vice President

Date: July 23, 2018